Exhibit 99.2

B&R Technology Merger Corp. Completes $325 Million Initial Public Offering

NEW YORK, NY, July 22, 2026 /PRNewswire/ — B&R Technology Merger Corp. (the “Company”) announced today the closing of its initial public offering of 32,500,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $325,000,000.

The Company’s units began trading on July 21, 2026 on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “BRTMU”. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BRTM” and “BRTMW,” respectively.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $325,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry but expect to focus on a technology growth company that has artificial intelligence (“AI”) tailwinds where it believes its management team and founders’ expertise will provide it with a competitive advantage. The Company’s management team is led by David York, its Chief Executive Officer and Chairman of the Board of Directors (the “Board”), Clark N. Callander, its President, Chief Financial Officer and Director, and Steven C. Fletcher, its Chief Operating Officer and Director. The Board also includes Jeff Clarke, Raymond Bingham, David Golden and Renée E. LaBran.

Citigroup acted as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to 4,875,000 additional units at the initial public offering price to cover over-allotments, if any.

The offering was made by means of a prospectus. Copies of the prospectus may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146), or by accessing the SEC’s website at www.sec.gov.

The registration statement relating to the securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 20, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

David York,

Clark Callander

Steve Fletcher

B&R Technology Merger Corp.

info@bandrtechnology.com